EXHIBIT 2.1

                            SHARE EXCHANGE AGREEMENT

          SHARE EXCHANGE AGREEMENT, dated as of February 8, 2001, (this "Agreement"), among Why USA Subsidiary No. 1, Inc., a Minnesota corporation ("Subsidiary") a wholly owned subsidiary of Why USA Financial Group, Inc; Why USA Financial Group, Inc., a Nevada corporation ("Why USA"), and Kelley A. Sage, Louis A. Kramp, William M. Polovich and Robert Cannon (collectively, the "Shareholders" or individually, the "Shareholder"), each of whom is a shareholder or has a community property interest in the shares of America's Cashline Corporation, a Michigan corporation ("Cashline").

                                  WITNESSETH:

          WHEREAS, the Shareholders beneficially own all of the outstanding shares of common stock of Cashline ("Cashline Common Stock");

          WHEREAS, Why USA Subsidiary No. 1, Inc. desires to acquire, and the Shareholders desire to exchange, all of the outstanding shares of Cashline Common Stock for the common shares of Why USA as provided for herein; and

          WHEREAS, Why USA and Subsidiary, on the one hand, and the Shareholders, on the other hand, desire to make certain representations, warranties and agreements in connection with the Share Exchange (as defined in Section II below) and also to prescribe various conditions to consummation of the Share Exchange.

          WHEREAS, this Agreement contemplates a share for share exchange of Why USA common stock for Cashline common stock in a reorganization pursuant to Internal Revenue Code Section 368(a)(I)(B).

          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                                   ARTICLE I
                               THE SHARE EXCHANGE

          SECTION 1.1 SHARE EXCHANGE. On the Closing Date, Subsidiary shall acquire from the Shareholders, and the Shareholders shall deliver to Subsidiary, all of the issued and outstanding shares of Cashline Common Stock (the "Share Exchange").

          SECTION 1.2 FIXED SHARE EXCHANGE. On the Closing Date Subsidiary and Why USA shall deliver to Shareholders Six Hundred Thousand (600,000) shares of common stock of Why USA, duly executed by the appropriate officers of Why USA. The shares of Why USA restricted common stock shall be delivered to Shareholders upon the following schedule:


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                    i.   420,000 shares shall be delivered to Kelley Sage
                    ii.  120,000 shares shall be delivered to William M.
                         Polovich
                    iii. 30,000 shares shall be delivered to Louis A. Kramp
                    iv.  30,000 shares shall be delivered to Robert Cannon

          SECTION 1.3 CASH PAYMENTS. In addition to the share exchange, Subsidiary shall pay, and Why USA shall cause subsidiary to pay, to Shareholders Seventy-Five Thousand dollars ($75,000) in lieu of the transfer of an additional 100,000 shares of Why USA common stock previously contemplated by the parties.

          a. The cash payment to Cashline Shareholders shall be made proportionally to the shareholders based upon the percentages set forth in Exhibit A pursuant to the following schedule:

                    i.   $25,000 paid at closing
                    ii.  $16,666 to be paid 30 days after closing
                    iii. $16,666 to be paid 60 days after closing
                    iv.  $16,667 to be paid 90 days after closing
                         (William M. Polovich shall be entitled to 66.66% of the proceeds paid under this paragraph and Louis A. Kramp shall be entitled to 33.37% of the proceeds paid under this paragraph.)

          b. In addition to the $75,000 cash payment Subsidiary shall pay the sum of $32,600 to Robert Lazar in good funds.

          SECTION 1.4 DELIVERY OF ADDITIONAL SHARES OF WHY USA COMMON STOCK. The July 28, 2000 letter agreement requires the payment of 1,350,000 shares of Why USA common stock. The number of transferred shares has been reduced from the original number, both by the amount referenced in Section 1.3 above, and by the terms stated below.

Shareholders agree that certain separate and additional funds were previously provided to Cashline by Northwest in exchange for assignment of Shareholders' rights to 500,000 shares of Why USA common stock. A true and correct copy of this agreement is attached hereto as Exhibit B. These shares are not inclusive of the 600,000 shares that will be paid to Shareholders pursuant to Section 1. Shareholders agree to execute those documents as necessary to complete the assignment of her interest in the referenced 500,000 shares of Why USA common stock to Northwest.

Shareholders agree that the additional advanced funds and assumption of certain agreed upon Cashline obligations by Northwest results in the adjustment downward in the number of delivered shares to the amount referenced in Section 1. Those expenses assumed by Subsidiary are specified on Exhibit D.

Shareholders shall be entitled to additional shares equal to the dollars remaining unspent in the


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$50,000.00 allowance provided by Northwest for the costs of professional services incurred by Shareholders for the completion of this acquisition. Shareholders shall received one share for each dollar remaining unspent.

          SECTION 1.5 CLOSING. Closing of the Share Exchange ("Closing") shall take place at a time and location to be specified, at 10:00 a.m., local time, on the second business day after the 1st day on which all of the conditions set forth in Article VII hereof shall have been fulfilled or waived or at such other time and place as the parties shall agree but in no event later than February 28, 2001 (the "Closing Date"). The parties agree that the closing may be conducted telephonically with documents executed in counterparts, if necessary.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF WHY USA

  Subsidiary and Why USA represent and warrant to the Shareholders as follows:

          SECTION 2.1 ORGANIZATION, STANDING AND POWER. Why USA is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on its business as now being conducted. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite corporate power and authority to carry on its business as now being conducted.

          SECTION 2.2 AUTHORITY; NON-CONTRAVENTION. Subsidiary and Why USA have all requisite power and authority to enter into this Agreement and to consummate the Share Exchange. The execution and delivery by Subsidiary and Why USA of this Agreement, and the consummation by Subsidiary and Why USA of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Subsidiary and Why USA. This Agreement has been duly executed and delivered by Subsidiary and Why USA and (assuming the valid authorization, execution and delivery of this Agreement by the Shareholders) constitutes a valid and binding obligation of Subsidiary and Why USA enforceable against each of them in accordance with its terms.

          SECTION 2.3 BROKERS. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Subsidiary or Why USA.

          SECTION 2.4 WHY USA SHARES. The Why USA shares to be issued to the Shareholders under this Agreement have been duly authorized and, when issued according to the terms of this Agreement, will be validly issued, fully paid and non-assessable.

          SECTION 2.5 WHY USA SEC REPORTS. None of the statements, reports and other documents filed by Why USA with the Securities and Exchange Commission ("SEC") to date


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contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

          Each of the Shareholders represents and warrants to Subsidiary for, and with respect to, himself/herself but not for, or with respect to, any other Shareholder, as follows:

          SECTION 3.1 OWNERSHIP OF CASHLINE STOCK. Exhibit A attached hereto sets forth the number of shares of Cashline Common Stock beneficially owned by the Shareholder. Shareholder beneficially holds such Cashline Common Stock free and clear of any restrictions on transfer, taxes, liens (as defined in this Section), options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Shareholder is not a party to (i) any option, warrant, purchase right, or other contract or commitment that could require him/her to sell, transfer, or otherwise dispose of any Cashline Common Stock (other than pursuant to this Agreement); or (ii) any voting trust, proxy, or other agreement or understanding with respect to Cashline Common Stock. For purposes of this Agreement, "Liens" means liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind.

          SECTION 3.2 AUTHORITY; NON-CONTRAVENTION. Shareholder has the legal capability and is competent to enter into this Agreement and to consummate the Share Exchange. This Agreement has been duly executed and delivered by the Shareholder and (assuming the valid authorization, execution and delivery of this Agreement by Why USA, Subsidiary, and the other Shareholders) constitutes a valid and binding obligation of Shareholder enforceable against him/her in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                                   ARTICLE IV
           ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

          The Shareholders severally, and not jointly, represent and warrant to Subsidiary and Why USA as follows:

          SECTION 4.1 ORGANIZATION, STANDING AND POWER. Cashline is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Cashline is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the


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failure to be so qualified would not, individually or in the aggregate, have a
Material Adverse Effect on Cashline. Cashline does not have the power, directly or indirectly, to vote or direct the voting of, securities sufficient to elect the majority of the directors of any corporation and does not control, directly or indirectly, or have any direct or indirect controlling equity interest, or any commitment to acquire any such direct or indirect controlling equity interest in any corporation, partnership, joint venture, association, trust or other business organization. "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse to the assets, properties, condition (financial or otherwise), business or results of operations of Cashline.

          SECTION 4.2 CAPITAL STRUCTURE. As of the date hereof, the authorized and outstanding capital stock of Cashline is as set forth in Exhibit A. All outstanding shares of Cashline Common Stock are validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which Cashline is a party or by which Cashline is bound obligating it to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Cashline.

          SECTION 4.3 AUTHORITY; NON-CONTRAVENTION. Except as set forth in the Shareholders Disclosure Schedule, the execution and delivery of this Agreement by the Shareholders does not, and the consummation of the transaction contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cashline under, any provision of (i) the Articles of Incorporation, as amended, or Bylaws of Cashline (true and complete copies of which as of the date hereof have been delivered to Subsidiary and Why
USA), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Cashline or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cashline or any of its respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, losses, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Cashline, materially impair the ability of the Shareholders to perform their obligations hereunder or prevent the consummation of any of the Share Exchange.

          SECTION 4.4 FINANCIAL STATEMENTS. The Cashline Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Cashline as at the dates thereof and the results of its operations and changes in financial position for the periods then ended. Shareholders state that those documents provided to Why USA pursuant to its due diligence request are a true and accurate representation of the financial status of Cashline.


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


          SECTION 4.5 NO UNDISCLOSED MATERIAL LIABILITIES. Except as otherwise set forth in Exhibit D, there have been no liabilities or obligations (whether pursuant to contracts or otherwise) of any kind whatsoever incurred by Cashline since the Cashline Balance Sheet Date, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

          (a) liabilities or obligations disclosed or provided for in the Cashline Balance Sheet or in the notes thereto;

          (b) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Cashline.

          SECTION 4.6 TAXES. Except as otherwise set forth in the Shareholders Disclosure Schedule, (i) all material Tax Returns required to be filed by Cashline have been filed or extensions have been obtained; (ii) Tax Returns referred to in clause (i) are true and correct in it II material respects and have been completed in all material respects in accordance with applicable laws;
(iii) all Taxes shown to be due on the Tax Returns referred in clause (i) have been timely paid or extensions have been duly obtained or such Taxes have been adequately provided for on the Cashline Balance Sheet or are being timely and properly contested; (iv) Cashline has not waived any statute of limitations in respect of Taxes of Cashline; (v) the Tax Returns referred to in clause (i) relating to federal and state income Taxes have been filed with the Internal Revenue Service or the appropriate state taxing authority and; (vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or adequately provided for on the Cashline Balance Sheet or are being timely and properly contested. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer, severance or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          SECTION 4.7 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Shareholders Disclosure Schedule, there are no contracts, agreements, guarantees, loans or other material transactions between Cashline, on the one hand, and any director or executive officer of Cashline, any Affiliate thereof, or any of their respective Related Persons (as defined below), on the other hand, and no director or executive officer of Cashline or any of their respective Related Persons have any interest in any of the assets of Cashline. For purposes hereof, (x) the term "Affiliate" shall mean a person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, the person specified; and (y) the term "Related Persons" shall mean: (a) each (/Uother Umember of such individual's Family, and (b) any person or entity that is directly or


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indirectly controlled by anyone or more members of such individual's Family. For purposes of the definition of Related Persons, the "Family" of any individual includes (i) such individual, (ii) the individual's spouse, siblings or ancestors, (iii) any lineal descendant of such individual or their siblings or ancestors, or (iv) a trust for the benefit of the foregoing.

          SECTION 4.8 RECEIVABLES. Shareholders have made a full and complete disclosure of all receivables to which Cashline owns.

          SECTION 4.9 LITIGATION. Except as set forth in the Exhibit D, there is no suit, action, investigation or proceeding pending or, to the knowledge of the Shareholders, threatened against Cashline at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator to which Cashline is subject.

          SECTION 4.10 GOVERNMENTAL LICENSES AND PERMITS; COMPLIANCE WITH LAW. Cashline agrees to take reasonable efforts to determine and notify Why USA and Subsidiary of any licenses that may have expired or lapsed since it was disclosed to Why USA that Cashline held licenses in 48 states. Cashline will make such disclosure as soon as practicable and will continue to notify Why USA and Subsidiary of any licensing issue that may arise during the acquisition process. To the knowledge of the Shareholders, the conduct of the business of Cashline complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures to comply, if any, that, individually or in the aggregate, would not have a Material Adverse Effect on Cashline.

          SECTION 4.11 BOOKS, RECORDS AND SHARE OWNERSHIP. The minute books of Cashline contain true and complete records of all actions taken at any meetings of Cashline's Shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. To the knowledge of the Shareholders, the financial books and records of Cashline reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Cashline and have been maintained in accordance with good business and bookkeeping practices.

          SECTION 4.12 BANK ACCOUNTS. A complete list of each bank account maintained by Cashline, including safe deposit boxes maintained by Cashline, the account balances and the names of the person authorized to draw down upon or have access thereto shall be provided to Subsidiary at Closing.


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                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

          SECTION 5.1 PUBLIC ANNOUNCEMENTS. Before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, Why USA and Cashline will consult with each other, and will undertake reasonable efforts to agree upon the terms of such press release, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law.

          SECTION 5.2 NON-COMPETITION AGREEMENTS; INVESTMENT REPRESENTATION LETTER. Each of the Shareholders agrees to execute and deliver to Why USA at Closing, an investment representation letter in the form of Exhibit C.

          SECTION 5.3 EMPLOYMENT AGREEMENT. Kelley A. Sage agrees to continue in the capacity as President of Cashline for a duration of up to 24 months. The parties agree that the primary purpose of Ms. Sage remaining as president is that of licensing issues that may arise as a result of this acquisition. Ms. Sage shall be compensated $1,000.00 monthly for each month that Why USA and Cashline shall require her services. The parties agree that Ms. Sage may be terminated upon two weeks written notice.

          SECTION 5.4 CERTAIN ASSETS. Subsidiary and Why USA acknowledge and agree that two pieces of art (oil on canvass) and one piece of furniture (high back green chair) are the personal property of Kelley Sage and not the property of Cashline. These items may be removed by Kelley Sage at her discretion.

          SECTION 5.5 PUBLIC INFORMATION. Why USA will use its best efforts to file with the SEC such information as the SEC may require under Section 13 or
Section 15(d) of the Securities Exchange Act of 1934, and shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under Securities Act of 1933 (or any successor exemptive rule hereafter in effort). Why USA shall furnish to any Shareholder who continues to own Why USA shares as to the steps it has taken to comply with the current public information requirement of Rule 144 or Rule 144A or such successor rule.

                                   ARTICLE VI
                         INDEMNIFICATION RE: BREACH OF
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

          SECTION 6.1 At the Closing Date, the Shareholders shall severally, in proration to their ownership percentages on Exhibit A, and not jointly, indemnify and hold Subsidiary, Why USA and Cashline harmless against and in respect of all actions, suits, demands, judgments, costs and expenses, and reasonably attorney's fees (hereinafter "Losses"), that Subsidiary, Why USA, or,


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Cashline shall incur or suffer that arise, result from, are caused by, or relate to any untrue representations of Shareholders, breach or failure of Shareholders to perform any warranties, covenants or agreements. The indemnification obligation provided for in this Section 6.1 shall terminate and be of no further force and effect upon the expiration of 12 months from the Closing Date, except
(i) as to any representation or warranty as to which a written notice of claim for indemnification has been given to the Shareholders, prior to the expiration of such 12 month period; and (ii) for a claim for indemnification for unpaid or undisclosed tax liability of Cashline given to the Shareholders, prior to the expiration of the applicable statute of limitations.

          Correspondingly, at the Closing Date, Why USA and Subsidiary shall, indemnify and hold Shareholders harmless against and in respect of all actions, suits, demands, judgments, costs and expenses, and reasonably attorney's fees, (hereinafter "Losses") that Shareholders shall incur or suffer that arise, result from, are caused by, or relate to any untrue representations of Why USA and Subsidiary, breach or failure of Why USA and Subsidiary to perform any warranties, covenants or agreements. The indemnification obligation provided for in this Section 6.1 shall terminate and be of no further force and effect upon the expiration of 12 months from the Closing Date, except as to any representation or warranty as to which a written notice of claim for indemnification has been given to the Shareholders, prior to the expiration of such 12 month period.

          SECTION 6.2 Procedure for Indemnification.

          (a) As soon as practicable, after receipt by Shareholders, Subsidiary, Why USA, or Cashline (hereinafter the "Indemnified Person") under Section 6.1 of written notice of any claim against it, the indemnified person will give notice (hereinafter a "Noticed Claim") to the guaranteeing party (hereinafter the "Indemnifying Person") of such claim. Each of the parties hereby expressly acknowledges and agrees that any notice required to be given hereunder by the Indemnified Person to the Indemnifying Parties shall be deemed to have been delivered by if given in the manner and to the address set forth in Section 7.2.

          (b) On any Noticed Claim, the Indemnifying Person may, at its option, assume the defense of such claim with counsel satisfactory to the Indemnified Person (which consent to counsel will not be unreasonably withheld) and, after written notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such claim subsequently incurred by the Indemnified Person in connection with the defense of such claim.

          Notwithstanding the foregoing, the Indemnified Person shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Person in connection with the defense of such action; or (ii) the Indemnifying Person shall have not employed counsel to take charge of the defense of such action within a reasonable time after notice of the claim.


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          If the Indemnifying Person assumes the defense of a Noticed Claim, (i)
no compromise or settlement of such claim may be effected by the Indemnifying Person without the Indemnified Person's consent, which consent shall not be unreasonably withheld or delayed, unless (A) there is no finding or admission of any violation of federal, state, or local laws, statutes or regulations or any violation of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Subject to Section 6.2(c), if a Noticed Claim is given to an Indemnifying Person and the Indemnifying Person does not, within thirty (30) days after receipt of the Noticed Claim, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Person will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Person.

          SECTION 6.3 SUBROGATION. To the extent that the Indemnifying Person makes or is required to make any indemnification payment to any Indemnified Person, the Indemnifying Person shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights on indemnity, rights of contribution, and other rights of recovery) that the Indemnified Person have against any other person with respect to any Damages, circumstances or matters to which such indemnification payment is directly or indirectly related. The Indemnified Person shall permit the Indemnifying Person to use the name of the Indemnified Person in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnified Person, at the expense of the Indemnifying Person, shall take such actions as the Indemnifying Person may reasonably request for the purpose of enabling the Indemnified Person to perfect or exercise the Indemnifying Person's right of subrogation hereunder.

          SECTION 6.4 LIMITS ON LIABILITY. The indemnification obligations set forth in this Article 6 shall apply only after the aggregate amount of such obligations exceeds $2,500, at which time the indemnification obligations shall be effective as to only those Losses in excess of the initial $2,500. In addition, the indemnification obligations set forth in this Article 6 shall be limited to an aggregate amount not to exceed $75,000.00.

                                  ARTICLE VII
                   CONDITIONS PRECEDENT TO THE SHARE EXCHANGE

          SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE SHARE EXCHANGE. The respective obligations of Subsidiary and Why USA, on the one hand, and the Shareholders and Cashline, on the other, to effect the Share Exchange shall be subject to the fulfillment or waiver (where permissible) at or prior to the Closing Date of each of the following conditions:

          (a) NO ORDER. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Share Exchange or the transactions contemplated hereby; provided


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that, in the case of any such decree, injunction or other order, Subsidiary and
Why USA, on the one hand, and the Shareholders and Cashline, on the other, shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any decree, injunction or other order that may be entered.

          (b) GOVERNMENTAL CONSENTS. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required by or with respect to Subsidiary, Why USA, and Cashline or any of the Shareholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained or made, except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Cashline or any of the Shareholders or a Material Adverse Effect on Why USA or materially impair Why USA's or any of the Shareholder's ability to consummate the Share Exchange. "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse, individually or collectively, to the assets, properties, condition (financial or otherwise), business or results of operations of Cashline.

          SECTION 7.2 ADDITIONAL CONDITIONS TO OBLIGATION OF THE SHAREHOLDERS. The obligation of the Shareholders to effect the Share Purchase shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions; provided that the Shareholders may waive any of such conditions in their sole discretion:

          (a) PERFORMANCE OF AGREEMENTS AND COVENANTS. Subsidiary and Why USA shall have performed or complied in all material respects with each of their agreements and covenants contained in this Agreement required to be performed or complied with by them on or prior to the Closing Date.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Subsidiary and Why USA set forth in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak of an earlier date), except for changes contemplated or permitted by this Agreement.

          SECTION 7.3 ADDITIONAL CONDITIONS TO OBLIGATION OF SUBSIDIARY. The obligation of Subsidiary to effect the Share Exchange shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, provided that Subsidiary may waive any such conditions in its sole discretion:

          (a) PERFORMANCE OF AGREEMENTS AND COVENANTS. Shareholders and Cashline shall have performed or complied in all material respects with each of their agreements and covenants contained in this Agreement required to be performed or complied with by Cashline and the Shareholders on or prior to the Closing Date, and Subsidiary shall have received a certificate signed on behalf of Cashline by a duly authorized officer and by each of the Shareholders to such effect.

          (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Shareholders and Cashline set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date) except for changes contemplated or permitted by this Agreement.

          (c) NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change in the business, financial condition, operations or financial performance of Cashline since the date of this Agreement.

          (d) CASHLINE SHARE CERTIFICATES. Subsidiary shall have received all of the stock certificates evidencing issued and outstanding shares of Cashline Common Stock.

          (e) INVESTMENT REPRESENTATION LETTER. Each Shareholder shall, if demanded by Why USA, execute and deliver an investment representation letter.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.1 TERMINATION. This Agreement may be terminated and the Share Exchange abandoned at any time prior to the Closing Date:

                    (a) by mutual written consent of all parties hereto;

                    (b) by Subsidiary if:

                    (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Cashline or any of the Shareholders and such breach has not been cured within ten days after written notice to Cashline or the Shareholders specifying the nature of the breach.

                    (c) by Cashline or the Shareholders if:

                    (i) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Subsidiary or Why USA and such breach has not been cured within 15 days after written notice to Subsidiary and Why USA specifying the nature of the breach, unless such breach is not susceptible of being cured within said ten day period, in which event such a breach shall not permit Shareholders to terminate this Agreement if Subsidiary or Why USA commences curative action on such breach and thereafter diligently prosecutes curative action to cure such breach.

          (d) by any party hereto if the Share Purchase shall not have been consummated by February 28, 2001; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

          SECTION 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Subsidiary, Why USA, or Cashline or its respective officers, directors, stockholders or affiliates or the Shareholders.

          SECTION 8.3 NOTICE OF TERMINATION. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto subject to the period provided to a party to cure any breach as set forth in Section 8.1.

          SECTION 8.4 EXTENSION; WAIVER. At any time prior to the Closing Date any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

          SECTION 9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date for a period of 12 months.

          SECTION 9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified in writing by like notice):

          (a) if to Subsidiary and Why USA:

                  Why USA Subsidiary No. 1, Inc.
                  Attention: Donald Riesterer, Chairman
                  8301 Creekside Circle
                  Suite 101
                  Bloomington, MN 55437
          with a copy to:
                  Gregory M. Miller
                  2801 S. Wayzata Blvd.
                  Suite 203
                  Minneapolis, MN 55405

          (b) if to the Shareholders, to:
                  Kelley Sage
                  14614 North Kierland Blvd.
                  Scottsdale, AZ 85254

          with a copy to:
                  Bill Eggleston
                  Fennemore Craig, a Professional Corporation
                  3003 North Central Avenue, Suite 2600
                  Phoenix, AZ 85012-2913

          SECTION 9.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. References in this Agreement to "knowledge" shall mean the knowledge of the Shareholders, unless indicated otherwise. For purposes of this Agreement, a Shareholder will be deemed to have knowledge of a particular fact if such Shareholder is actually aware, of such fact or other matter.

          SECTION 9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          SECTION 9.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Shareholders Disclosure Schedule (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral (including the letter(s) of intent among the parties) among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder. No party to the letter(s) of intent among the parties shall have any further liability or obligation to any other party thereunder, except as specified herein.

          SECTION 9.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          SECTION 9.7 REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          SECTION 9.8 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party or parties in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

          SECTION 9.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          SECTION 9.10 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other documents will be construed against the party drafting such agreement or document.

          SECTION 9.11 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties.




Executed on following page.

          IN WITNESS WHEREOF, Why USA, Subsidiary, and each of the Shareholders have executed this Agreement as of the date first written above.

                                                 WHY USA SUBSIDIARY NO. 1, INC.

                                                 /s/ Donald Riesterer
                                                 ------------------------------
                                                 By: Donald Riesterer, President


Attest:

/s/ Leslie M. Pearson
-------------------------
Leslie Pearson, Secretary


                                                   WHY USA FINANCIAL GROUP, INC.

                                                   /s/ Donald Riesterer
                                                   -----------------------------
                                                   Donald R. Riesterer, Chairman


Attest:

/s/  Leslie M. Pearson
-------------------------
Leslie Pearson, Secretary


SHAREHOLDERS:

/s/ Kelley A. Sage
-------------------------
Kelley A. Sage

/s/  Louis A. Kramp
-------------------------
Louis A. Kramp

/s/  William M. Polovich
-------------------------
William M. Polovich

/s/  Robert Cannon
-------------------------
Robert Cannon

                                   EXHIBIT A
                              SHAREHOLDER SCHEDULE

Shareholder              Percent             Number of Cashline Shares
-----------              -------             -------------------------
Kelley A. Sage             70%               700

William M. Polovich        20%               200

Robert Cannon               5%                50

Louis A. Kramp              5%                50

                                   EXHIBIT B

        ASSIGNMENT AGREEMENT FOR 500,000 SHARES OF WHY USA COMMON STOCK



                                 SALE AGREEMENT

          THIS AGREEMENT executed this 28 day of July, 2000, by and between America's Cashline, Corp., a Michigan corporation; Kelley Sage, (hereinafter together "Sellers"); and Northwest Investment Trust, Inc., a Minnesota corporation (hereinafter "Buyer").

                                  WITNESSETH:

WHEREAS, Buyer have advanced to Seller substantial funds for use in the operations of Seller's business, and

WHEREAS, Seller and Buyer wish to exchange common stock in WHY USA Financial Group, Inc. for the amounts advanced from Buyer to Seller. Seller is entitled to, and will be receiving, certain shares of common stock pursuant to its agreement with WHY USA Financial Group, Inc.

NOW THEREFORE, for one dollar and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Seller agrees to convey to Buyer 500,000 shares of WHY USA common stock delivered to it by WHY USA Financial Group, Inc. upon completion of the acquisition of America's Cashline, Corp. by WHY USA Financial Group, Inc. The parties agree that the closing agent for the WHY USA Financial Group, Inc. / America's Cashline, Corp., transaction is authorized to convey the subject shares to Buyer as described herein.

Upon conveyance of said shares of WHY USA common stock, Seller's debt to Buyer shall be satisfied.

The parties hereto do set their hands this 28 day of July, 2000.



SELLER                                          BUYER

America's Cashline, Corp.

/s/  America's Cashline Corp.                   /s/  (illegible)
------------------------------------            --------------------------------
By:  Kelley A. Sage                             By:  /s/ (illegible)
     --------------                                  ---------------------------
Its: Vice President, Corp. Secretary            Its: (illegible)
     -------------------------------                 ---------------------------


Kelley Sage

/s/  Kelley Sage
------------------------------------

                                   EXHIBIT C

                               INVESTMENT LETTER



December ___, 2000

Why USA Financial Group, Inc.
Attention: Donald Riesterer, Chairman
8301 Creekside Circle
Suite 101
Bloomington, MN 55437

Gentlemen:

This letter is being delivered by the undersigned in connection with the sale, exchange and issuance of Six Hundred Thousand shares ("Shares") of Why USA Financial Group, Inc. common stock ("Company"). The undersigned hereby represents that:

          1. I am purchasing the Shares in my own name and for my own account (or for a Trust Account if I am a Trustee), for investment and not with an intent to sell, or for sale in connection with any distribution of such Shares; and no other person or entity has any interest in or right with respect to the Shares; nor have I agreed to give any person any such interest or right in the future.

          2. In recognition that the Shares have not yet been registered under the Federal Securities Act of 1933, as amended, nor qualified under applicable state securities laws, and that any disposition of the Shares is subject to restrictions imposed by federal and state law. I also recognize that I cannot yet dispose of the Shares absent registration and qualification or an available exemption from registration and qualification. I understand that the availability of an exemption in the future will depend in part on circumstances outside my control and that I may be required to hold the Shares for a substantial period. I understand that no state agency has made any findings or determination relating to the fairness for investment of the Shares offered by the Company and that no agency has or will recommend or endorse the Shares.

          3. I have not seen or received any advertisement or general solicitation with respect to the sale of the Shares.

          4. I believe, by reason of my business or financial experience, that I am capable of evaluating the merits and risks of this investment and of protecting my own interests in connection with this investment; and I have a pre-existing personal or business relationship with the Company or one or more of its officers, directors, or controlling persons and am aware of its (their) character, business acumen, and general business and financial circumstances.

          5. I understand that my investment in the Shares is highly non-liquid, and I must bear total economic risk of my investment in the Shares indefinitely, unless the Shares are registered pursuant to the Federal Securities Act of 1933, as amended, or qualified pursuant to applicable state securities laws, or unless there is an exemption from such registration or qualification requirements. I understand that only the Company may file a registration statement or application for a permit and the Company is under no obligation to do so with respect to the Shares.

          6. I have received and reviewed any and all financial information that I have requested, including the Form 10 filed with the Securities and Exchange Commission. I am making this investment on the basis of my own knowledge of the Company.

          7. I recognize that investment in the Shares involves special and substantial risks. I recognize, among other matters (a) the highly speculative nature of the investment, (b) the financial hazards involved, (c) the lack of liquidity of the Shares and the restrictions, upon transferability thereof (e.g., that the undersigned may not be able to sell or dispose of them as collateral for loans), (d) the qualifications and backgrounds of the principals of the Company, and (e) the tax consequences of investment in the Shares.

          8. In reaching the decision to invest in the Shares, I have carefully evaluated my financial resources and investment position and the risks associated with this investment, and acknowledge that I have sufficient net worth to be able to bear the economic risks of this investment.

          9. The transfer of the Shares was not effected by or through a broker or dealer in a public offering.

          10. I am a domiciliary of, and maintain my principal residence in the State of Arizona.

          11. I am aware and acknowledge that legal counsel for thc Company has rendered no opinion or representation to me in connection with my acquisition of the Shares, and that legal counsel for the Company has not reviewed any financial statement, proforma financial statement, business plan or other document which may have been provided to me by the Company or any officer, director or employee of the Company. I represent and warrant that I am not relying on legal counsel for the Company in any way in deciding to acquire the Shares. I acknowledge that such counsel's only role in the transaction contemplated herein has been to assist the Company in the preparation of certain documents and that no duty is owed to me by such counsel. To the extent that any such duty is implied in law at the time of the execution of this letter or thereafter, I hereby absolve such counsel of any such implied duty and represent and warrant that I am not relying upon the fulfillment of any such implied duty.

Dated: ________________________
                                                  ______________________________
                                                  Shareholder

                                   EXHIBIT D

              SCHEDULE OF CASHLINE OBLIGATIONS ASSUMED BY WHY USA

AMERICA'S CASHLINE
ACCOUNTS PAYABLE
Nov-00

CATEGORY:         VENDOR:                     OVERDUE DATE:           AMOUNT DUE:       DATE PAID:
---------         -------                     -------------           -----------       ----------
Appraisal:
               Appraisal Express                 90 days               $  4,590
                                                120 days               $    425
               Appraisal Associates              6/23/00               $    375
               The Appraisers                   "past due"             $    400
                                                 12/9/99               $    164
               Springdal Realty                  6/30/00               $    121
               Ron Woodard                  9-29-00 + earlier          $    425
               Sarah Rohling                      9/5/00               $    200
               Pacific Coast Appraisal            May-00               $    450
               Konstant & Klein              Sept NSF ck sent          $    100
               Realty World                Over 90 days past due       $    150
               Linford Appraisals                7/11/00               $    350
                                            additional not paid        $    100
               Adam Appraisal              Over 90 days past due       $     25
               Porcello Appraisals               6/12/00               $    300
               Avvisatie Associates              6/18/00               $    250
               Keith & Associates          Sent Sept. to collection    $    350
               Wilson Appraisal           Served process for unpaid    $    440
               Magic Valley Credit Bureau  Sent Sept. to collection    $    153
               T&C Appraisals                   "past due"             $    300
               Framel Valuation                  5/11/00               $    350
               Boneham Appraisals                4/12/00               $    250
               Atlantic Appraisals              12/27/99               $    400
               Hedquist & Co.                    8/12/00               $    600
                                                 6/21/00               $     75
               Appalachian Appraisals           11/22/99               $    100

Misc. Bills:
               Sun Byte                          10/6/00               $    625
               Dun & Bradstreet           10-24-00 Overdue notice      $  2,055




CATEGORY:         VENDOR:                     OVERDUE DATE:           AMOUNT DUE:       DATE PAID:
---------         -------                     -------------           -----------       ----------
               Data Warehouse Microsoft   10-27-00 Overdue notice      $ 27,515
                                           "goes back to 1999"
               Trans Union               10-27-00 Collection notice    $  6,400
               Info Management           10-5-00 Service of Process    $  5,265
                                           "goes back to 11-9-99"
Financing:

               Mercedes Benz              Car License due 10-31-00     $    745
               Xerox                            "past due"             $    309
                                                "past due"             $    284
               AmExpress Travel Mgmt       Demand letter l0-19-00      $ 23,042

Health & Dental:
               BCBS                         11-3-00 service 3-00       $  4,200

Accounting:
               Vantas                      In collection 10-30-00      $    878

Fish:
               Interior Oceans                  Over 90 days           $    115

Insurance:
               C T Corp                  10-99 collections 10-15-00    $  4,259
               Andreni & Co.                      unclear                    ??
               Imperial Credit-E&O
               Insurance                          unclear                    ??

Postage/Delivery:
               Fed Ex Corp.                10-25-00 "need back up"     $ 20,315
               Airborne Freight          Judgement entered 10-27-O0    $  9,015
                                         (includes attorney's fees)
               UPS                            Account suspended        $  2,765

Promotions:
               Sir Speedy Printing           7-25-00 collections       $  4,958




CATEGORY:         VENDOR:                     OVERDUE DATE:           AMOUNT DUE:       DATE PAID:
---------         -------                     -------------           -----------       ----------
Advertising:
               CA / Oregon Broadcasting          5/31/00               $    149
               Oregon                            5/31/00               $    340
               Ohio                               May-00               $    635

Office Supplies:
               Office Max                      Collections             $    233
               Pitney Works Credit Card     Due 447 past due 225       $  7,405
                                              "need back up"
               Pitney Bowes Postage             10/16/00               $  5,031
                                               "past due"              $    593
                                          Sept. NSF (need back up)
               Pitney Bowes                    Collections             $    341
               Xerox Corp                        6/20/00               $    244
               Xerox Corp               Letter 10-4-00 Past Due "99"   $  2,397
               Telcom Corp                  Collections 9-20-00        $    261

Utilities:
               Arrowhead Water                9-20-00 Past Due         $  1,141

CGS Title Costs:
               Fidelity Title                    12/7/99               $    348
               Investors Title                   12/3/99               $    210
               Associate Title                   6/15/00               $    425
               Klienbenstein                     7/26/00               $    183
               Shearin Attorney                  8/14/00               $    150
               W. Minn Abstract                   5/2/00               $    135
               Truitt Abstract                   7/28/00               $    282
               Tripp Abstract                    3/14/00               $    117
               Hardim Abstract                   12/9/99               $    100
               Engleson Abstract                 7/28/00               $    200
               United Title                      8/11/00               $    245
               Oneida Title                      7/13/00               $    255
               Chicago Title                     12/9/99               $     50
               Miller Law                        1/20/00               $    125
               First American Title              7/31/00               $    135
               Statewide Appraisal               1/28/00               $    200
               PAC                              10/11/99               $    135
                                                10/26/99               $    135
               NE Nebraska                        1/6/00               $    100
               Gulf Title                        7/11/00               $    125
               Philip Jordan                 5-23-00 bounced           $    493
               McDonald Abstract                  8/1/00               $    568
               Imperial Land                 7-21-00 bounced           $    454
               Audubon County                     1/5/00               $    150
               Landsafe                           7/3/00               $    300
               Waukesha C                         5/4/00               $     28
               Realty Inc                        5/24/00               $    290
               Swenson & Nelson                  6/15/00               $    352

Legal Fees:
               Vestevich                         8/10/00               $  2,208

Telephone:
               Qwest                           ??????????
               AT&T                            ??????????

     TOTALS:                                                           $151,456